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                                  Exhibit G(1)

                                  [CHASE LOGO]

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                           DOMESTIC CUSTODY AGREEMENT

                                     BETWEEN

                -------------------------------------------------

                                       AND

                            THE CHASE MANHATTAN BANK






                                                     ___________________, 200___



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                           DOMESTIC CUSTODY AGREEMENT


         This Agreement, dated ____________________, is between THE CHASE MANHATTAN BANK ("BANK"), with a place of business at _________________________; and _____________________________________________________________ ("CUSTOMER")
a company registered under the Investment Company Act of 1940, as amended, with a place of business at ___________________________________________________
______________________________


                    1. INTENTION OF THE PARTIES; DEFINITIONS

1.1      INTENTION OF THE PARTIES.

         (a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those duties that are set forth in this Agreement or expressly contained in Instructions that are consistent with the provisions of this Agreement and with Bank's operations and procedures. Customer acknowledges that Bank is not providing any legal, tax or investment advice in providing the services hereunder.

         (b) It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States ("U.S.") by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and that are eligible for deposit at a U.S. Securities Depository.

1.2      DEFINITIONS.

         (a) As used herein, the following terms have the meaning hereinafter stated.

     "ACCOUNT" has the meaning set forth in Section 2.1 of this Agreement.

     "AFFILIATE" means an entity controlling, controlled by, or under common control with, Bank.

     "APPLICABLE LAW" means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

     "AUTHORIZED PERSON" means any person (including an investment manager or other agent) who has been designated by written notice from Customer or its designated agent to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such

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         time as Bank receives Instructions from Customer or its designated agent that any such person is no longer an Authorized Person.

     "BANK INDEMNITEES" means Bank, and its nominees, directors, officers, employees and agents.

     "CASH ACCOUNT" has the meaning set forth in Section 2.1(a)(ii).

     "CORPORATE ACTION" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy voting.

     "ENTITLEMENT HOLDER" means the person named on the records of a Securities
         Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

     "FINANCIAL ASSET" means, as the context requires, either the asset itself or the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. "FINANCIAL ASSET" does not include cash.

     "INSTRUCTIONS" has the meaning set forth in Section 3.1 of this Agreement.

     "LIABILITIES" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

     "SECURITIES" means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. "SECURITIES" also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

     "SECURITIES ACCOUNT" means each Securities custody account on Bank's records to which Financial Assets are or may be credited pursuant hereto.

     "SECURITIES DEPOSITORY" has the meaning set forth in Section 5.1 of this Agreement.

     "SECURITIES ENTITLEMENT" means the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in
         Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

     "SECURITIES INTERMEDIARY" means Bank, a Securities Depository, and any other financial institution which in the ordinary course of business maintains custody accounts for others and acts in that capacity.


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         (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.


                         2. WHAT BANK IS REQUIRED TO DO

2.1      SET UP ACCOUNTS.

         (a)      Bank will establish and maintain the following accounts
("ACCOUNTS"):

                  (i) a Securities Account in the name of Customer for Financial Assets, which may be received by Bank for the account of Customer, including as an Entitlement Holder; and

                  (ii) an account in the name of Customer ("CASH ACCOUNT") for any and all cash received by Bank for the account of Customer.

         (b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement, including a segregated Account or Accounts:

                  (i) in accordance with the provisions of an agreement among Customer and a broker-dealer (registered under the Securities and Exchange Act of 1934 ("Exchange Act") and a member of the National Association of Securities Dealer, Inc. ("NASD"), or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements in connection with transactions by us;

                  (ii) for the purpose of segregating cash or Financial Assets with options purchased or sold by Customer; and

                  (iii) for any other corporate purposes as per the Instruction of an Authorized Person.

2.2      CASH ACCOUNT.

         Except as otherwise provided in Instructions acceptable to Bank, all cash held in a Cash Account established or maintained by Bank will be held during the period it is credited to the Accounts in one or more deposit accounts at Bank in which cash shall NOT be subject to withdrawal by check or draft. Funds credited to the Cash Account will be transferred by Bank by means of Instruction ("payment order") to a Bank administrator assigned to Customer. Payment orders and Instructions seeking to cancel payment orders or to amend payment orders which are


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issued by telephone, telecopier or in writing shall be subject to a mutually agreed security procedure and Bank may execute or pay payment orders issued in Customer's name when verified by an Authorized Person in accordance with such procedure

2.3      SEGREGATION OF ASSETS; NOMINEE NAME.

         (a) Bank will identify in its records that Financial Assets credited to Customer's Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

         (b) Bank is authorized, in its discretion, to hold in bearer form, such Financial Assets as are customarily held in bearer form and to register in the name of the Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form. Customer authorizes Bank to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those deposited with Bank.

2.4      SETTLEMENT OF TRADES.

         When Bank receives an Instruction directing settlement of a trade in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed. Settlement of purchases and sales of Financial Assets will be conducted in accordance with prevailing standards of the market in which the transaction occurs. The risk of loss will be Customer's whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer's counterparty to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action; however, upon Customer's reasonable request, Bank will provide assistance to Customer to facilitate Customer bringing any such action.

2.5      CONTRACTUAL SETTLEMENT DATE ACCOUNTING.

         (a) Should Customer request to have Bank's Contractual Settlement Date Accounting Service, Bank will effect book entries on a "contractual settlement date accounting" basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement day accounting and will notify Customer of these markets from time to time.

                  (i) SALES: On the settlement date for a sale, Bank will credit the Cash Account with the sale proceeds of the sale and transfer the relevant Financial Assets to an account pending settlement of the trade if not already delivered.

                  (ii) PURCHASES: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account with the settlement monies and credit a

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                           separate account. Bank then will post the Securities
                           Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the delivery of Financial Assets that are awaiting receipt until Bank or its Securities Intermediary actually receives them.

Bank reserves the right to restrict in good faith the availability of contractual day settlement accounting for credit reasons.

         (b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction's actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6      ACTUAL SETTLEMENT DATE ACCOUNTING.

         With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.7      INCOME COLLECTION; AUTOCREDIT.

         (a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the times notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.

         (b) Bank will make reasonable endeavors in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but Bank will not be obliged to file any formal notice of default, institute legal proceedings, file proof of claim in any insolvency proceeding, or take any similar action, except, in each instance, when Bank has been requested by Customer and Bank has agreed to do so.

2.8      FRACTIONS/REDEMPTIONS BY LOT.

         Bank may sell fractional interests in Financial Assets and credit the Cash Account with the proceeds of the sale. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.


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2.9      PRESENTATION OF COUPONS; CERTAIN OTHER MINISTERIAL ACTS.

         Until Bank receives Instructions to the contrary, Bank will:

                  (i) present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

                  (ii) execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

                  (iii) exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

2.10     CORPORATE ACTIONS.

         (a) Bank will follow Corporate Actions and advise the Customer of those Corporate Actions of which Bank's central corporate actions department receives notice from the issuer or from the Securities Depository in which such Financial Assets are maintained or notice published in publications and reported in reporting services routinely used by Bank for this purpose.

         (b) If an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action, neither Bank nor its nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the advice it provides under Section 2.10 (a) with respect to that Corporate Action.

2.11     PROXY VOTING.

         (a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets ("NOTIFICATIONS"), and Bank will act in accordance with Customer's Instructions in relation to such Notifications. If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank's only obligation is to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an "information only" basis.

         (b) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer.

         (c) Customer acknowledges that the provision of proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to: (i) the Financial Assets being on loan or out for registration ; (ii) the pendency of


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conversion or another corporate action; or (iii) Financial Assets being held at
Customer's request in a name not subject to the control of Bank, in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting, local market regulations or practices, or restrictions by the issuer.

         (d) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements or otherwise hereunder, in performing voting proxy services Bank will be acting solely as the agent of Customer, and will not exercise any discretion with regard to such proxy services or vote any proxy except when directed by an Authorized Person.

2.12     STATEMENTS AND INFORMATION AVAILABLE ON-LINE.

         (a) Bank will issue statements to Customer at times mutually agreed identifying the Financial Assets and cash in the Accounts. Bank also will provide additional statements containing this information upon Customer's request. Additionally, Bank will send (or make available on-line to) Customer an advice or notification of any transfers of cash or Financial Assets with respect to the Accounts. Bank will not be liable with respect to any matter set forth in those portions of any such statement (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the statement.

         (b) Prices and other information obtained from third parties which may be contained in any statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets. References in this Agreement to statements include any statements in electronic form.

         (c) Customer acknowledges that records and unaudited reports available to it on-line will be unaudited and may not be accurate due to inaccurate pricing, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or unaudited reports accessed on-line.

2.13     ACCESS TO BANK'S RECORDS.

         Bank will allow Customer's independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs.


                                 3. INSTRUCTIONS

3.1      ACTING ON INSTRUCTIONS; UNCLEAR INSTRUCTIONS.

         (a) Bank is authorized to act under this Agreement (or to refrain from taking action) in accordance with the instructions received by Bank, via telephone, telex, facsimile transmission, or


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other teleprocess or electronic instruction or trade information system acceptable to Bank ("Instructions"). Bank will have no responsibility for the authenticity or propriety of any Instructions that Bank believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions that Bank may specify. Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

         (b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

         (c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

         (d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer's name.

3.2      CONFIRMATION OF ORAL INSTRUCTIONS/SECURITY DEVICES.

         Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked "Confirmation." Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instruction received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank from time to time with respect to verification of Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to Customer or any Authorized Person.

3.3      INSTRUCTIONS; CONTRARY TO LAW/MARKET PRACTICE.

         Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4      CUT-OFF TIMES.

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         Bank has established cut-off times for receipt of some categories of
Instruction, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, it will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable after that day.


                4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1      FEES AND EXPENSES.

         Customer will pay Bank for its services hereunder the fees set forth in Schedule A hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees. Customer authorizes Bank to charge any Cash Accounts, for any such fees or expenses.

4.2      OVERDRAFTS.

         Customer will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets delivered against payment to Customer and credited to the Securities Account. If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or reject the settlement in whole or in any part, or (iii) if posted to the Securities Account, reverse the posting of the Financial Assets credited to the Securities Account. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the rate charged by Bank from time to time, for overdrafts incurred by customers similar to Customer, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank's part with respect to the settlement of transactions on Customer's behalf will be asserted by Customer against Bank for Bank's refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Account.

4.3      BANK'S RIGHT OVER SECURITIES;  SET-OFF.

         (a) Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement, whether or not matured or contingent ("Indebtedness").

         (b) Bank will be further entitled to set any such Indebtedness off against any cash or deposit account with Bank or any of its Affiliates of which Customer is the beneficial owner. Bank will notify Customer in advance of any such charge unless Bank reasonably believes that it might prejudice its interests to do so and, in such event, Bank will notify Customer promptly afterwards.


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                   5. SECURITIES DEPOSITORIES AND OTHER AGENTS

5.1      USE OF DEPOSITORIES.

         Bank may deposit Financial Assets with, and hold Financial Assets in, any securities depository, settlement system, dematerialized book entry system or similar system (together a "SECURITIES DEPOSITORY") on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems. Bank will have no responsibility for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository.

5.2      USE OF AGENTS.

         (a) Bank may provide certain services under this Agreement through third parties. These third parties may be Affiliates. Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services, such as pricing, that it does not customarily provide itself. Nevertheless, Bank will be liable for the performance of any such service provider selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

         (b) Bank will execute transactions involving Financial Assets through a broker which is an Affiliate (i) in the case of the sale under Section 2.8 of a fractional interest or (ii) if an Authorized Person directs Bank to use the affiliated broker or otherwise requests that Bank select a broker for that transaction. The affiliated broker may charge its customary commission (or retain its customary spread) with respect to either such transaction.


                  6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1      REPRESENTATIONS OF CUSTOMER.

         Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to incur indebtedness and to pledge Financial Assets as contemplated by Section 4.3; and (ii) this Agreement is Customer's legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement. Bank may rely upon the above or the certification of such other facts as may be required to administer Bank's obligations hereunder.


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6.2      CUSTOMER TO PROVIDE CERTAIN INFORMATION TO BANK.

         Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer's organizational documents and its current audited and unaudited financial statements.

6.3      CUSTOMER IS LIABLE TO BANK EVEN IF IT IS ACTING FOR ANOTHER PERSON.

         If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer's principal.


                       7. WHEN BANK IS LIABLE TO CUSTOMER

7.1      STANDARD OF CARE; LIABILITY.

         (a) Bank will use reasonable care in performing its obligations under this Agreement. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

         (b) Bank will be liable for Customer's direct damages to the extent they result from Bank's negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will Bank be liable for any indirect, consequential or special damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts or Bank's performance hereunder or its role as custodian.

         (c) Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising out of Bank's performance under this Agreement, provided Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

         (d) Without limiting Subsections 7.1 (a), (b) or (c), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or (iv) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and statements issued by Bank).


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7.2      FORCE MAJEURE.

         Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Bank's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

7.3      BANK MAY CONSULT WITH COUNSEL.

         Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action reasonably taken or omitted pursuant to such advice.

7.4      BANK PROVIDES DIVERSE FINANCIAL SERVICES AND MAY GENERATE PROFITS AS
A RESULT.

         Customer acknowledges that Bank or its Affiliates may have a material interest in the transaction or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer. Bank is not under any duty to disclose any such information.


                                   8. TAXATION

8.1      TAX OBLIGATIONS.

         (a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's Accounts.

         (b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true

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and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting.

         (c) Customer will be responsible for the payment of all taxes relating to the Financial Assets in the Securities Account, and Customer will pay, indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (1) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (2) to report interest, dividend or other income paid or credited to the Cash Account, whether such failure or delay by Bank to pay, withhold or report tax or income is the result of (x) Customer's failure to comply with the terms of this paragraph, or (y) Bank's own acts or omissions; provided however, Customer will not be liable to Bank for any penalty or additions to tax due as a result of Bank's failure to pay or withhold tax or to report interest, dividend or other income paid or credited to the Cash Account solely as a result of Bank's negligent acts or omissions.

8.2      TAX RECLAIMS.

         (a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets comprising American Depository Receipts credited to the Securities Account that Bank believes may be available.

         (b) The provision of a tax reclamation service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank). If Financial Assets comprising American Depository Receipts credited to the Account are beneficially owned by someone other than Customer, this information will be necessary with respect to the beneficial owner. Customer acknowledges that Bank will be unable to perform tax reclamation services unless it receives this information.

         (c) Bank will perform tax reclamation services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax reclamation services are offered. Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer's tax position or status in any jurisdiction.

         (d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental body in relation to the processing of any tax reclaim.


                                 9. TERMINATION

         Either party may terminate this Agreement on thirty days' notice in writing to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer


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must, within thirty days, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the thirty day notice period) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank's sole obligation will be for the safekeeping of the Financial Assets and cash). Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.


                                10. MISCELLANEOUS

10.1     NOTICES.

         Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2     SUCCESSORS AND ASSIGNS.

         This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3     INTERPRETATION.

         Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4     ENTIRE AGREEMENT.

         This Agreement, including the Schedules, Exhibits, and any riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5     CONFIDENTIALITY.

         Bank will not disclose any confidential information concerning the Financial Assets and/or cash held for Customer except as is reasonably necessary to provide services to Customer, as required by law or regulation or the organizational documents of the issuer of any Financial Asset,

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or with the consent of Customer. Customer agrees to keep this Agreement confidential and, except where disclosure is required by law or regulation, will only disclose it (or any part of it) with the prior written consent of Bank.

10.6     INSURANCE.

         Bank will not be required to maintain any insurance coverage for the benefit of Customer.

10.7     GOVERNING LAW AND JURISDICTION.

         This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York's principles regarding conflicts of law. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.8     SEVERABILITY AND WAIVER.

         (a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

         (b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

10.09    COUNTERPARTS.

         This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.


10.10    REPRESENTATION OF BANK.

         Bank represents and warrants that it has the qualifications of a custodian that are prescribed in section 26(a)(1) of the Investment Company Act of 1940 and warrants that it will remain so qualified or upon ceasing to be so qualified shall promptly notify Customer in writing.


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                                  __________________________________________



                                  By:_______________________________________
                                  Title:
                                  Date:

                                  THE CHASE MANHATTAN BANK


                                  By:_______________________________________
                                  Title:
                                  Date:



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